Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

November 4, 2008

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034

Re:

Registration Statement on Form S-3 for China Security & Surveillance Technology, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to China Security & Surveillance Technology, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock"). The Common Stock may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $125,000,000.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable securities laws; (v) a prospectus supplement will have been prepared and filed with the SEC describing the Common Stock offered thereby; (vi) all Common Stock will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (vii) a definitive purchase, underwriting or similar agreement (the ‘Purchase Agreement") with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (viii) the Company has reserved from its authorized but unissued and unreserved shares of Common Stock a number sufficient to issue all shares of Common Stock required to be issued with respect to any offering pursuant to the Registration Statement. With respect to our opinion below that the shares of Common Stock have been validly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Certificate of Incorporation, as amended to the date hereof. With respect to our opinion that the shares of Common Stock will be legally issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.

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November 3, 2008

Based on the foregoing, we are of the opinion that, upon the happening of the following events:

(a) the filing with the SEC and continued effectiveness of the Registration Statement and any amendments thereto; and

(b) with respect to the Common Stock:

•

the due execution by the Company and registration by its registrar or transfer agent of the Common Stock;

•

the offering and sale of the Common Stock as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto and any Purchase Agreement;

•

receipt by the Company of the consideration required for the Common Stock to be sold by the Company as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto and any Purchase Agreement;

•

the Company’s board of directors or an authorized committee thereof has specifically authorized the issuance of such Common Stock in exchange for consideration that the board of directors or such committee determines as adequate ("Authorizing Resolutions"); and

•

the terms of the offer and sale of such Common Stock have been duly established in conformity with the Company’s Certificate of Incorporation and bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

the shares of Common Stock will be validly authorized and legally issued, fully paid and nonassessable.

We express no opinion concerning the validity or enforceability of any provisions contained in any Purchase Agreement that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law. We assume that the Company’s board of directors will have complied with any applicable fiduciary duties in connection with the authorization and performance by the Company of any agreements pursuant to which the shares of Common Stock are sold or issued. We have relied as to certain matters on information obtained from public officials and officers of the Company.

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November 3, 2008

It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion concerning the law of any other jurisdiction. This opinion is limited to the law in effect and the facts in existence as of the date of this letter. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP

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